As filed with the Securities and Exchange Commission on February 25, 2020
Registration No. 333-219273
Registration No. 333-175120

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-219273
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-175120

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PATTON WINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	03-0606420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5750 New King Drive, Suite 320 Troy, Michigan	48098-2634
(Address of Principal Executive Offices)	(Zip Code)

DIVERSIFIED RESTAURANT HOLDINGS, INC. STOCK INCENTIVE PLAN OF 2017
DIVERSIFIED RESTAURANT HOLDINGS, INC. STOCK INCENTIVE PLAN OF 2011
DIVERSIFIED RESTAURANT HOLDINGS, INC. EMPLOYEE STOCK DISCOUNT PURCHASE PLAN
(Full titles of the Plans)

Kent Ward
Patton Wings, Inc.
13405 W. Star Drive, Suite 2
Shelby Township, Michigan 48315
(586) 781-0591
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jason Harmon, Esq. DLA Piper LLP (US) 6225 Smith Avenue Baltimore, Maryland 21209-3600 (410) 580-4170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one:)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE:
DEREGISTRATION OF SECURITIES
These Post-Effective Amendments No. 1 to Registration Statements on Form S-8 relate to the following Registration Statements of Patton Wings, Inc., a Nevada corporation formerly known as Diversified Restaurant Holdings, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-219273, registering 2,500,000 shares of the Registrant’s common stock, $0.0001 par value (“Common Stock”) under the Diversified Restaurant Holdings, Inc. Stock Incentive Plan of 2017 and 250,000 shares of Common Stock; and

•
Registration Statement No. 333-175120, registering 750,000 shares of Common Stock under the Diversified Restaurant Holdings, Inc. Stock Incentive Plan of 2011 and 250,000 shares of Common Stock under the Diversified Restaurant Holdings, Inc. Employee Stock Discount Purchase Plan.

 On February 25, 2020, pursuant to that certain Agreement and Plan of Merger dated November 6, 2019 (the “Merger Agreement”) by and among Diversified Restaurant Holdings, Inc., Patton Wings Intermediate Holdings, LLC, (“Parent”) and Golden Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent, the Registrant became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.
Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelby Township, State of Michigan, on February 25, 2020.

PATTON WINGS, INC.

By:	/s/ Kent Ward
Kent Ward Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kent Ward Kent Ward	Chief Executive Officer (Principal Executive Officer)	February 25, 2020

/s/ Pete Chiappa Pete Chiappa	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2020

/s/ Ira Moreland Ira Moreland	Director	February 25, 2020
/s/ Sheldon Howell Sheldon Howell	Director	February 25, 2020